Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2013 First Quarter Results

OMAHA, Neb., January 8, 2013—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2012.

First Quarter Results

First quarter fiscal 2013 revenues of $147.4 million increased 24 percent from $119.2 million in the same prior year period. Net earnings were $14.7 million or $1.15 per diluted share compared with $2.9 million or $0.23 per diluted share in the prior year. Fiscal 2012 operating costs included $7.2 million of accrued expenses, or $0.37 per diluted share on an after tax basis, relating to an estimated increase in the Company’s liability for environmental remediation at its Lindsay, Nebraska facility.

Total irrigation equipment revenues increased 33 percent to $134.2 million from $100.8 million in the prior fiscal year’s first quarter. Domestic irrigation revenues of $96.5 million increased 59 percent, while international irrigation revenues of $37.7 million decreased 6 percent due to lower project revenues in the Middle East. Infrastructure revenues decreased 29 percent to $13.2 million.

Gross margin was 29.1 percent compared to 25.4 percent in the prior year’s first quarter. Irrigation gross margins increased by approximately 4 percentage points due to lower input costs, a strong pricing environment and fixed cost leverage on higher sales. Infrastructure margins decreased by approximately 4 percentage points due to sales mix and deleverage of fixed costs from lower sales.

Operating expenses were $20.6 million compared to $25.2 million in prior fiscal year. Current year expenses included higher personnel related expenses and increased research and development, while the prior year period included accrued environmental expenses of $7.2 million. Operating expenses were 14.0 percent of sales in the first quarter of fiscal 2013 compared with 21.1 percent of sales in the prior year period. Operating margins of 15.1 percent increased from 4.3 percent in the prior year period.

Cash and cash equivalents of $152.2 million were $43.4 million higher compared to the end of the first quarter last year, while debt decreased $4.3 million.

Backlog of unshipped orders at November 30, 2012 was $85.1 million compared with $52.8 million at November 30, 2011 and $57.1 million at August 31, 2012.

Outlook

Rick Parod, president and chief executive officer, commented, “Irrigation order volumes remained extremely robust throughout the first quarter as drought conditions combined with positive farmer sentiment, farm incomes and commodity prices continued into fiscal 2013. Infrastructure sales were disappointing, although we remain optimistic that we will see improving trends over the course of the year.”

Parod added, “We believe the quarter end backlog represents pulling forward some volume, at least in part, from the second half of fiscal 2013. As is always the case, full year results will be dependent on conditions for agriculture equipment sales through the peak selling season this spring. Overall the long term fundamentals of the business remain very positive, as growth drivers of population growth, expanded food production and efficient and environmentally friendly water use remain imperative.”

First-Quarter Conference Call

Lindsay’s fiscal 2013 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 domestically, or (706) 758-0065 internationally, and referring to conference ID # 82593517. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the end of the second quarter of fiscal 2013. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At November 30, 2012 Lindsay had approximately 12.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
($ and shares in thousands, except per share amounts)	November 30, 2012	November 30, 2011
Operating revenues	$147,370	$119,205
Cost of operating revenues	104,513	88,957

Gross profit	42,857	30,248

Operating expenses:
Selling expense	7,321	6,944
General and administrative expense	10,118	8,940
Engineering and research expense	3,154	2,056
Environmental remediation expense	—	7,225

Total operating expenses	20,593	25,165

Operating income	22,264	5,083
Other income (expense):
Interest expense	(143)	(143)
Interest income	138	96
Other income (expense), net	124	(595)

Earnings before income taxes	22,383	4,441
Income tax expense	7,655	1,520

Net earnings	$14,728	$2,921

Earnings per share:
Basic	$1.15	$0.23
Diluted	$1.15	$0.23
Shares used in computing earnings per share:
Basic	12,756	12,682
Diluted	12,853	12,764
Cash dividends declared per share	$0.115	$0.090

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended
($ in thousands)	November 30, 2012	November 30, 2011
Net earnings	$14,728	$2,921

Other comprehensive income (loss):
Defined benefit pension plan adjustment, net of tax	33	26
Unrealized gain on cash flow hedges, net of tax	26	72
Foreign currency translation adjustment, net of hedging activities, net of tax	(41)	(4,131)

Total other comprehensive income (loss), net of tax (benefit) expense of ($393) and $139	18	(4,033)

Total comprehensive income (loss)	$14,746	$(1,112)

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ and shares in thousands, except par values)	November 30, 2012	November 30, 2011	August 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$152,173	$108,731	$143,444
Receivables, net of allowance of $1,645, $2,171 and $1,717	88,893	76,671	82,565
Inventories, net	67,250	57,646	52,873
Deferred income taxes	8,171	8,980	9,505
Other current assets	10,719	11,787	10,478

Total current assets	327,206	263,815	298,865

Property, Plant and Equipment:
Cost	139,032	131,555	136,695
Less accumulated depreciation	(82,947)	(74,580)	(80,515)

Property, plant and equipment, net	56,085	56,975	56,180

Intangibles, net	24,410	27,494	25,070
Goodwill	30,114	30,390	29,961
Other noncurrent assets	5,063	5,408	5,455

Total assets	$442,878	$384,082	$415,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$50,662	$39,955	$31,372
Current portion of long-term debt	3,214	4,286	4,285
Other current liabilities	39,141	38,072	44,781

Total current liabilities	93,017	82,313	80,438

Pension benefits liabilities	6,749	6,173	6,821
Long-term debt	—	3,214	—
Deferred income taxes	9,622	10,433	9,984
Other noncurrent liabilities	7,417	8,128	7,450

Total liabilities	116,805	110,261	104,693

Shareholders’ Equity:
Preferred stock of $1 par value- Authorized 2,000 shares; none issued	—	—	—
Common stock of $1 par value- Authorized 25,000 shares; 18,531 issued	18,531	18,397	18,421
Capital in excess of stated value	44,995	39,446	43,140
Retained earnings	354,367	304,510	341,115
Less treasury stock (at cost, 5,698 shares)	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive (loss) income, net	(859)	2,429	(877)

Total shareholders’ equity	326,073	273,821	310,838

Total liabilities and shareholders’ equity	$442,878	$384,082	$415,531

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
($ in thousands)	November 30, 2012	November 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$14,728	$2,921
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,130	3,125
Provision for uncollectible accounts receivable	199	47
Deferred income taxes	(782)	(2,596)
Share-based compensation expense	1,219	898
Other, net	157	1,014
Changes in assets and liabilities:
Receivables	(6,441)	162
Inventories	(14,341)	(9,565)
Other current assets	(357)	(928)
Accounts payable	19,210	8,775
Other current liabilities	(4,396)	(6,399)
Current taxes payable	1,312	3,553
Other noncurrent assets and liabilities	(181)	5,200

Net cash provided by operating activities	13,457	6,207

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,215)	(2,632)
(Payment) proceeds for settlement of net investment hedge	(1,093)	476

Net cash used in investing activities	(3,308)	(2,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,082	—
Common stock withheld for payroll tax withholdings	(2,441)	(579)
Principal payments on long-term debt	(1,072)	(1,071)
Excess tax benefits from share-based compensation	2,185	135
Dividends paid	(1,476)	(1,143)

Net cash used in financing activities	(1,722)	(2,658)

Effect of exchange rate changes on cash and cash equivalents	302	(829)

Net change in cash and cash equivalents	8,729	564
Cash and cash equivalents, beginning of period	143,444	108,167

Cash and cash equivalents, end of period	$152,173	$108,731